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EXHIBIT 11






                               HECHINGER COMPANY
             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                                  (unaudited)

                                                                                                  13 WEEKS ENDED
                                                                                         APR. 29, 1995      APR. 30, 1994
                                                                                         -------------      -------------

Net earnings                                                                             $  1,167,000        $  4,645,000

Interest on 5-1/2% convertible debentures, net of tax benefit (1)                                -                   -
                                                                                         ------------        ------------

Net earnings for primary and fully diluted earnings per share                            $  1,167,000        $  4,645,000
                                                                                         ============        ============

Weighted average shares outstanding                                                        42,100,876          41,865,193

Dilutive effect of stock options and restricted stock and performance
share awards after application of the treasury stock method                                   208,907             378,092

Additional shares issuable assuming full conversion of the 5-1/2%
debentures into Class A common stock (1)                                                         -                   -
                                                                                         ------------        ------------

Common and common equivalent shares outstanding for primary
earnings per share                                                                         42,309,783          42,243,285

Additional dilution from stock options and restricted stock and performance share awards after application of the treasury stock
method (1)                                                                                       -                185,916
                                                                                         ------------        ------------

Common and common equivalent shares outstanding for fully diluted
earnings per share                                                                         42,309,783          42,429,201
                                                                                         ============        ============

Primary earnings per common share                                                              $0.03               $0.11
                                                                                         ============        ============

Fully diluted earnings per common share                                                        $0.03               $0.11
                                                                                         ============        ============

(1) The 5-1/2% Convertible Subordinated Debentures, stock options, restricted stock and performance share awards were antidilutive for the 13 weeks ended April 29, 1995 and the 5 1/2% Convertible Subordinated Debentures were antidilutive for the 13 weeks ended April 30, 1994.